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                                                                     EXHIBIT 23

                               [KPMG LETTERHEAD]

The Board of Directors
Independent Bank Corporation

We consent to incorporation by reference in the registration statements (No. 33-80088) on Form S-3 and (Nos. 33-62086 and 33-62090) on Forms S-8 of
Independent Bank Corporation of our report dated February 3, 1997, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996, annual report on Form 10-K of Independent Bank Corporation.



Lansing, Michigan
March 18, 1997